For Release Tuesday, May 10, 2005; 8:00 AM EDT

CYBERONICS EXPECTS Q4 RESULTS TO BE BETTER THAN GUIDANCE

HOUSTON, Texas, May 10, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced revised guidance for the quarter ended April 29, 2005. Sales for the fourth quarter ended April 29, 2005 are expected to be at least $26.0 million, exceeding the Company’s guidance range of $21.0 million to $25.0 million. As a result of the favorable sales volume, net loss for the quarter is expected to be no greater than $0.31 per share, as compared to the company’s guidance range of $0.35 to $0.50 per share. For the quarter and year ended April 29, 2005, cash flow is expected to be positive, and cash and marketable securities are expected to be at least $61.0 million as of April 29, 2005.

“We realized significant improvements in efficiencies in our U.S. and international sales organizations in the fourth quarter,” commented Pamela B. Westbrook, Cyberonics’ Vice President, Finance & Administration and Chief Financial Officer. “In the U.S., a record number of new VNS candidates were identified and a record number of new patients were scheduled for VNS implants. The U.S. performance is particularly notable considering that our sales organization invested approximately 15% of their field sales time in Q4 in development, training and recruiting activities associated with our preparations for a depression launch. We also expect to report record international sales, both for the quarter and year.

“We expect to release the final results for the quarter and year ended April 29, 2005 in June,” concluded Ms. Westbrook.“ At that time, we are also planning to provide guidance for fiscal 2006 and our revised five year outlook.”

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market is epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 30,000 epilepsy patients in 24 countries have accumulated over 79,000 patient years of experience using VNS Therapy. The VNS Therapy System was deemed approvable in writing by the FDA on February 2, 2005 as an adjunctive treatment for chronic treatment-resistant depression for adults over the age of 18. According to FDA’s approvable letter, final approval was conditional on final labeling, final protocols for a post-approval dosing optimization study and patient registry, satisfactory compliance with the Quality System Regulations (QSR) and satisfactory resolution of any outstanding bioresearch monitoring issues. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include a statement concerning the launch of VNS Therapy for treatment-resistant depression, and by implication, the receipt of U.S. regulatory approval for VNS Therapy for depression. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; our ability to hire, train and retain personnel; the accuracy of management’s estimates of future events, sales, expenses and earnings; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02154
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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